Exhibit 99.1

United Heritage Corporation Adds Paul D.Watson as CEO and Chairman

Joseph F. Langston Jr. Remains as President and CFO

Dallas, Texas, January 22, 2008 /PRNewswire/ -- United Heritage Corporation (NasdaqCM: UHCP - News; the “Company”), a public company involved in the development of medium gravity crude oil assets announced today that on January 15, 2008, Paul D.Watson was named Chief Executive Officer of United Heritage Corporation and joined the Company’s board of directors as Chairman. The Company also announced today that Joseph F. Langston Jr. will remain as President, Chief Financial Officer and a director, and has also been appointed as Secretary.

Mr. Watson, aged 56, is an oil and gas consultant, developer, acquirer and financier with 34 years’ experience at public and private natural resources and energy companies worldwide. For the past three years he has been the Vice President of Exploration and a member of the board of directors at Energy 51 Ltd./Watch Resources Ltd., a Canadian energy corporation. Prior to joining Energy 51 Ltd./Watch Resources Ltd., Mr. Watson was the Vice President of Exploration at Trafina Energy. Mr. Watson has also served as a consultant to numerous energy companies, including Kelman Technologies, Inc., Reliance Engineering Group, Inc. and Reflect Technology, Inc. Mr. Watson began his career as a junior geologist in 1973 after earning his Bachelor of Science in Geology at the University of Calgary, Alberta.

Mr. Langston, previously the Company’s interim Chief Executive Officer, interim President and interim Chairman of the board of directors, as well as the Company’s Chief Financial Officer, stepped down as interim Chief Executive Officer and interim Chairman, effective January 15, 2008.

About United Heritage Corporation

United Heritage Corporation, founded in 1981 and now based in Dallas, TX, is focused on the development of on-shore oil and gas assets. The company has four leases covering 10,500 acres in the Wardlaw Field located in Edwards County, TX. A report published by J.R. Butler & Co. in 1984 estimated 168 million barrels of oil in place on the property. The oil is categorized as “medium crude”, the deposits are in the medium gravity range of heavy oil at 20-25 API gravity. The Company believes that ultimate recovery could be in the region of 40%. Some oil production has already been established from the field, and the Company expects to complete a pilot project on this acreage during the first quarter of 2008.

Private Securities Litigation Reform Act Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries’ operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas, as a whole, continued acceptance of the Company’s products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.

United Heritage Corporation
Suite 200, One Energy Square
4825 Greenville Avenue
Dallas, Texas 75206
(214) 800-2663